CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated March 22, 2010 relating to the financial statements, which appears in Acorn Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.  We also consent to the incorporation by reference of our report dated March 22, 2010 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman
Certified Public Accountants
A member of PricewaterhouseCoopers International Limited

October 25, 2010
Tel Aviv, Israel